PROSPECTUS SUPPLEMENT	Pursuant to Rule 424(b)(2) under
(To Prospectus dated January 22, 2003)	the Securities Act of 1933

Registration Statement No. 333-102558

Republic of Italy

US$2,000,000,000 4.375% Notes due 2013

US$2,000,000,000 5.375% Notes due 2033

The Republic of Italy

          Italy is a foreign sovereign government. It is a founding member of the European Union and one of twelve countries included in the European Economic and Monetary Union.

          The economy of Italy, as measured by its 2001 gross domestic product, is the sixth largest in the world.

The Notes

          The Republic of Italy is offering US$2,000,000,000 aggregate principal amount of its 4.375% Notes due 2013 (the “US 2013 Notes”) and US$2,000,000,000 aggregate principal amount of its 5.375% Notes due 2033 (the “US 2033 Notes,” and together with the US 2013 Notes, the “Notes”).

          The Notes will be direct, general and unconditional obligations of the Republic of Italy and will rank pari passu with all other unsecured and unsubordinated obligations of Italy.

          We will pay interest on each series of the Notes on June 15 and December 15 of each year, commencing on June 15, 2003.

          The US 2013 Notes will be redeemed at 100% of their principal amount on June 15, 2013 and the US 2033 Notes will be redeemed at 100% of their principal amount on June 15, 2033.

          The Notes will be deposited on February 27, 2003 (the “Closing Date”) with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company (“DTC”).

Proposed Trading Format
          We have applied to list the Notes on EUROMOT (Mercato Telematico Eurobbligazioni), MTS (Mercato Telematico Secondario all’Ingrosso dei Titoli di Stato) and the Luxembourg Stock Exchange in accordance with the rules thereof.

	Initial Price	Underwriting	Proceeds to
	to Public(1)	Discount(2)	Italy(1)

Per US 2013 Note	99.694%	0.15%	99.544%
Total	$1,993,880,000	$3,000,000	$1,990,880,000
Per US 2033 Note	98.436%	0.275%	98.161%
Total	$1,968,720,000	$5,500,000	$1,963,220,000

(1)	Plus accrued interest, if any, from and including February 27, 2003.

(2)	Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

        These securities have not been approved or disapproved by the Securities and Exchange Commission of the United States or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Bookrunning Lead Managers

Goldman Sachs International	Merrill Lynch & Co.	Salomon Smith Barney

ABN AMRO	Credit Suisse First Boston

Deutsche Bank	JPMorgan

Lehman Brothers	Morgan Stanley
UBS Warburg

The date of this Prospectus Supplement is February 21, 2003.

PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFERING
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
GLOBAL CLEARANCE AND SETTLEMENT
TAXATION
UNDERWRITING
OFFICIAL STATEMENTS
VALIDITY OF THE SECURITIES
GENERAL INFORMATION
PROSPECTUS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
General
Nature of Obligation; Negative Pledge
Italian Taxation; Additional Amounts
UNITED STATES TAXATION
Certain United States Federal Income Tax Considerations
Default; Acceleration of Maturity
Redemption
Amendments
Governing Law; Consent to Service
DESCRIPTION OF WARRANTS
General
Governing Law; Consent to Service
United States Taxation
PLAN OF DISTRIBUTION
OFFICIAL STATEMENTS
VALIDITY OF THE SECURITIES
AUTHORIZED REPRESENTATIVE
WHERE YOU CAN FIND MORE INFORMATION

      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy any such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Republic of Italy since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

Prospectus Supplement

      This Prospectus Supplement should be read together with the accompanying Prospectus, dated January 22, 2003, of the Republic of Italy and any other documents incorporated by reference herein. The Prospectus contains information regarding the Republic of Italy (“Italy”) and a description of certain terms of

Italy’s securities. Further information regarding Italy and the Notes offered by this Prospectus Supplement, which constitute separate series of the debt securities of Italy being offered from time to time pursuant to the Prospectus, may be found in our registration statement (no. 333-102558), on file with the U.S. Securities and Exchange Commission (the “Commission”).

      The distribution of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this Prospectus Supplement or the Prospectus should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

      Italy accepts responsibility for the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein. To the best of the knowledge and belief of Italy (which has taken all reasonable care to ensure that such is the case), the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information.

      As used in this Prospectus Supplement, references to “$”, “US$”, or “dollars” are to the legal currency of the United States of America.

      IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL, OR ANY PERSON ACTING FOR MERRILL LYNCH INTERNATIONAL, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. HOWEVER, THERE IS NO OBLIGATION ON MERRILL LYNCH INTERNATIONAL, OR ANY OF ITS AGENTS, TO DO THIS. SUCH TRANSACTIONS MAY BE EFFECTED ON THE LUXEMBOURG STOCK EXCHANGE, EUROMOT (MERCATO TELEMATICO EUROBBLIGAZIONI) OR THE MTS (MERCATO TELEMATICO SECONDARIO ALL’INGROSSO DEI TITOLI DI STATO), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

Enforcement of Civil Liabilities

      Italy is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Italy. Italy will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York. Italy will irrevocably waive any immunity from the jurisdiction of such courts, to the extent permitted by Italian law, but not execution or attachment or process in the nature of such jurisdiction. Italy will waive any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. Italy reserves the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under United States Federal securities laws or any state securities laws. In the absence of a waiver of immunity by Italy with respect to these actions, it would not be possible to obtain a United States judgment in such an action against Italy unless a court were to determine that Italy is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in Italy of final judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws is subject, among other things, to the absence of a conflicting final judgment by an Italian court or of a previously instituted action pending in Italy among the same parties and arising from the same facts and circumstances and to the Italian courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, and that enforcement would not violate Italian public policy. In general, the enforceability in Italy of final judgments of U.S. courts obtained would not require retrial in Italy. In original actions brought before Italian courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. The Italian courts may enter and enforce judgments in foreign currencies. See “Description of Debt Securities — Governing Law; Consent to Service” in the Prospectus.

SUMMARY OF THE OFFERING

Issuer	The Republic of Italy.

Securities Offered	$2,000,000,000 principal amount of 4.375% Notes due 2013 (the “US 2013 Notes”).

$2,000,000,000 principal amount of 5.375% Notes due 2033 (the “US 2033 Notes”).

The US 2013 Notes and the US 2033 Notes are collectively referred to as the “Notes.”

Maturity Dates	US 2013 Notes: June 15, 2013 US 2033 Notes: June 15, 2033

Redemption Basis	At par.

Interest Rates	The US 2013 Notes will bear interest at the rate of 4.375% per annum, payable semi-annually in arrears in two equal payments.

The US 2033 Notes will bear interest at the rate of 5.375% per annum, payable semi-annually in arrears in two equal payments.

Interest Payment Dates	June 15 and December 15 of each year commencing June 15, 2003 for the period commencing from and including February 27, 2003, as described herein.

Markets	The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See “Underwriting.”

Further Issues	Italy reserves the right from time to time without the consent of the holders of the Notes to issue further securities having terms and conditions identical to those of the US 2013 Notes or the US 2033 Notes, so that such securities shall be consolidated with, form a single series with and increase the aggregate principal amount of, the US 2013 Notes or the US 2033 Notes, as the case may be.

Listing	Application has been made to list the Notes on the Luxembourg Stock Exchange, EUROMOT (Mercato Telematico Eurobbligazioni) and MTS (Mercato Telematico Secondario all’Ingrosso dei Titoli di Stato).

Form and Settlement	The Notes will be issued in the form of global notes in fully registered form, without coupons, which will be deposited on or about February 27, 2003 (the “Closing Date”) with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company (“DTC”). Except as described in this Prospectus Supplement, beneficial interests in a global note will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note through DTC in the United States or through Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”), in Europe, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will in turn hold interests in the global notes as indirect participants in DTC. Except as described in this Prospectus Supplement, owners of beneficial interests in a global note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered holders of the Notes under the Notes or the fiscal agency agreement governing the Notes. See “Description of the Notes — Form, Denomination and Registration.”

It is expected that delivery of the Notes will be made, against payment therefor in same-day funds, on or about February 27, 2003.

Withholding Tax	Principal of and interest on the Notes are payable by Italy without withholding or deduction for Italian withholding taxes subject to certain exceptions, including withholding taxes that may be imposed pursuant to the proposed EU Directive on the taxation of savings income, to the extent set forth in this Prospectus Supplement and in the Prospectus under the heading “Description of Debt Securities — Italian Taxation.”

Redemption	The US 2013 Notes will not be redeemable prior to June 15, 2013.

The US 2033 Notes will not be redeemable prior to June 15, 2033.

Governing Law	The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

USE OF PROCEEDS

      The aggregate net proceeds to us from this offering will be approximately $3,954,100,000. Those proceeds will be used for general purposes of the Italian Government, including debt management purposes.

DESCRIPTION OF THE NOTES

      The Notes are to be issued pursuant to a fiscal agency agreement, dated as of February 6, 2002, between Italy and Citibank, N.A., as fiscal agent. The following statements and the statements under “Description of Debt Securities” in the Prospectus briefly summarize some of the terms of the Notes and the fiscal agency agreement. This summary and the summary in the Prospectus are qualified in their entirety by reference to the fiscal agency agreement and to the form of the global note, described below, filed or to be filed by Italy with the Commission.

•	The US 2013 Notes and the US 2033 Notes will each be treated as a separate series of Notes under the fiscal agency agreement.

•	The US 2013 Notes are to be issued in an aggregate principal amount of $2,000,000,000 and the US 2033 Notes are to be issued in an aggregate principal amount of $2,000,000,000.

•	The Notes are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at 100% of their principal amount.

•	Dealings in the Notes are expected to commence on or about February 27, 2003.

•	The Notes will be direct, general and unconditional obligations of the Republic of Italy and will rank pari passu amongst themselves and with all others unsecured and unsubordinated obligations of Italy.

•	The fiscal agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Interest

      The Notes will bear interest from and including February 27, 2003. Interest on the Notes shall be payable semi-annually in arrears in two equal payments on June 15 and December 15 of each year (each an “Interest Payment Date”) commencing June 15, 2003 (short first coupon), unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the Interest Payment Date shall be the immediately succeeding Banking Day. Interest will be paid to the persons in whose names the Notes are registered at the close of business on the preceding June 1 and December 1, as the case may be (the “Record Date”). Interest will be calculated on the basis of a 360-day year of twelve 30-day months. “Banking Day” means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close.

Form, Denomination and Registration

      The statements set forth in this Prospectus Supplement in this section under this subsection and “Definitive Notes” and in the section entitled “Global Clearance and Settlement” include summaries of certain rules and operating procedures of DTC, Euroclear and Clearstream that affect transfers of interests in the global notes.

      The Notes will be issued in the form of one or more global notes, in fully registered form, without coupons, which will be deposited on or about the Closing Date with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company (“DTC”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

      Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC, another nominee of DTC or a successor of DTC or its nominee.

      Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC (including Euroclear and Clearstream). Those beneficial interests will be in denominations of $1,000 and integral multiples in excess thereof. Investors may hold Notes directly through DTC, Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold securities in customers’ securities accounts in the depositories’ names on the books of DTC.

      Except as provided below, under “Definitive Notes”, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the fiscal agency agreement, including for purposes of receiving any reports delivered by Italy or the fiscal agent pursuant to the fiscal agency agreement. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the fiscal agency agreement. Italy understands that, under existing industry practices, if Italy requests any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the fiscal agency agreement, the clearing systems would authorise their participants holding the relevant beneficial interests to give or take action and the participants would authorise beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

      Persons who are not DTC participants may beneficially own Notes held by DTC only through direct or indirect participants in DTC (including Euroclear and Clearstream). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the Notes under the fiscal agency agreement and the Notes.

Payments

      Payments of principal of and interest on the global notes will be made to Cede & Co., the nominee for DTC, as the registered owner. The principal and interest on the Notes will be payable in United States dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for payment therein of public and private debts.

      Upon receipt of any payment of principal or of interest on the global notes, DTC will credit DTC participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the DTC Global Notes as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global notes held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to the Notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures to the extent received by its depositary. Neither Italy nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Any moneys held by the fiscal agent in respect of the Notes and remaining unclaimed for two years after such amount shall have become due and payable shall be returned to Italy, and the holder of such Note shall thereafter look only to Italy for any payment to which such holder may be entitled. Notes will become void unless surrendered for payment within a period of five years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Definitive Notes

      Individual certificates in respect of Notes will not be issued in exchange for the global note, except in very limited circumstances. If DTC notifies Italy that it is unwilling or unable to continue as depositary for the Global Note or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) at a time when it is required to be and, in each case, a successor depositary is not appointed by Italy within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, or if an event of default with respect to the Notes shall have occurred and be continuing as described under “Description of Debt Securities — Default; Acceleration of Maturity” in the Prospectus, Italy will issue or cause to be issued Notes in definitive form in exchange for such Global Note without charge. Italy may also at any time and in its sole discretion determine not to have any of the Notes represented by the Global Note and, in such event, will issue or cause to be issued Notes in definitive form in exchange for the Global Note. Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples in excess thereof. Any Notes so issued will be registered in such names, and in such denominations, as DTC shall request. Such Notes may be presented for registration of transfer or exchange at the office of the fiscal agent in London or, as long as the Notes are listed on the Luxembourg Stock Exchange, at the office of the paying agent in Luxembourg, and principal thereof and interest thereon will be payable (against presentation and surrender of the Notes for payments of principal) at the office of the fiscal agent in London or the paying agent in Luxembourg, provided that interest thereon may be paid by check mailed to the registered holders of definitive Notes.

      Upon the issuance of definitive Notes, holders will be able to transfer definitive Notes at the specified office of the paying agent including the paying agent in Luxembourg upon the surrender of such definitive Notes, together with the form of transfer endorsed thereon duly completed and executed and otherwise in accordance with the provisions of the fiscal agency agreement. In the case of a transfer of part only of a definitive Note, a new definitive Note shall be issued to the transferee in respect of the part transferred and a further new definitive Note in respect of the balance of the holding not transferred shall be issued to the transferor. Each new definitive Note to be so issued shall be available for delivery within three business days of receipt by the Registrar or any paying agent at its specified office of the relevant definitive Note and the form of transfer.

Further Issues

      Italy may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes having the same terms as either the US 2013 Notes or the US 2033 Notes in all respects (except for the issue price, issue date and the first payment of interest following the issue date of such further Notes) and so that such further Notes shall be consolidated and form a single series with the US 2013 Notes or the US 2033 Notes, as the case may be, and shall have the same terms as to status, redemption or otherwise as such Notes.

Modification and Amendment

      The fiscal agency agreement and the terms and conditions of the Notes may be modified or amended by Italy and the fiscal agent, without the consent of the holders of the Notes, for the purpose of adding to the covenants of Italy for the benefit of the holders of the Notes, surrendering any right or power conferred upon Italy, securing the Notes pursuant to the requirements of the Notes or otherwise curing any ambiguity or curing, correcting or supplementing any defective provisions therein, or in any manner that Italy and the fiscal agent may determine and that shall not adversely affect the interests of the holders of the Notes. See “Description of Debt Securities — Amendments” in the Prospectus.

Notices

      All notices will be published in English in London in the Financial Times, in New York in The Wall Street Journal (Eastern Edition) and, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, in a daily newspaper of general circulation in Luxembourg which is expected to be the Luxemburger Wort. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper determined by Italy with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Governing Law

      The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

GLOBAL CLEARANCE AND SETTLEMENT

      The information set out below in connection with DTC, Euroclear or Clearstream (together, the “Clearing Systems”) is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the Clearing Systems has been obtained from sources that Italy believes to be reliable, but neither Italy nor any Underwriter takes any responsibility for the accuracy of the information. Investors wishing to use the facilities of any of the Clearing Systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant clearing system. None of Italy, the fiscal agent and any other party to the fiscal agency agreement or any Underwriter will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the Notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC, Euroclear and Clearstream have advised Italy as follows:

The Clearing Systems

      DTC: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

      Transfers of ownership or other interests in Notes in DTC may be made only through DTC participants. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the DTC participants to whose accounts the Notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers.

      So long as DTC, or its nominee, is a registered owner of the Global Note, United States dollar payments of principal and interest payments on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depository’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the DTC participants and not of DTC, the fiscal agent or Italy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Italy or the fiscal agent. Disbursement of payments to DTC participants will be DTC’s responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

      Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. In addition, beneficial owners of Notes through the DTC system will receive distributions of principal and interest on the Notes only through DTC participants.

      According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Clearstream: Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters (“Clearstream participants”). Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

      Euroclear: Euroclear was created in 1968 to hold securities for Euroclear participants (as defined below) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by the Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

Initial Settlement

      Investors electing to hold their Notes through DTC (other than through accounts at Euroclear or Clearstream) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

      Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

      Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

      Trading Between DTC Participants. Secondary market sales of book-entry interests between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

      Trading Between Euroclear and/ or Clearstream Participants. Secondary market sales between Euroclear participants and/or Clearstream participants will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading Between DTC Seller and Euroclear or Clearstream Purchaser. When book-entry interests in the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear participant or Clearstream participant, the purchaser will deliver instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will instruct its respective depositary to receive the Notes against payment. Payment will then be made by its respective depositary to the DTC participant’s account against delivery of the Notes. After settlement has been completed, the notes will be credited by Euroclear or Clearstream, in accordance with its usual procedures, to the Euroclear participants’ or Clearstream participants’ account. Credit for the Notes will appear on the next day (European time) and a cash debit will be back-valued to, and the interest on the Notes will accrue from, the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (ie, the trade fails), the Euroclear or Clearstream cash debit will be valued instead as of the actual settlement date.

      Euroclear participants and Clearstream participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring with Euroclear or Clearstream. Under this approach, they may take on credit exposure to Euroclear or Clearstream until the Notes are credited to their accounts one day later.

      As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases, the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participants’s particular cost of funds.

      Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending Notes to the respective depositary for Euroclear or Clearstream for the benefit of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

      Trading Between Euroclear or Clearstream Seller and DTC Purchaser. Due to time zone differences in their favor, Euroclear participants and Clearstream participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system, through its respective depositary, to another DTC participant. The seller must send to Euroclear or Clearstream through a participant settlement instructions at least one business day prior to the settlement date. In these cases, Euroclear or Clearstream will instruct its respective depositary to credit the Notes to the DTC participant’s account against payment. The payment will then be reflected in the account of the Euroclear participant or Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Euroclear participant or Clearstream participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its accounts, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one day period. If settlement is not completed on the intended value date (ie, the trade fails), receipt of the cash proceeds in the Euroclear or Clearstream participant’s account would instead be valued as of the actual settlement date.

      Finally, day traders that use Euroclear or Clearstream and that purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(1)	borrowing through Euroclear or Clearstream for one day (until the purchase side of the day trade is reflected in their Euroclear account or Clearstream account) in accordance with the clearing system’s customary procedures;

(2)	borrowing the Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in the borrower’s Euroclear account or Clearstream account in order to settle the sale side of the trade; or

(3)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Clearstream participant.

Registrar and Paying Agent

      Citibank has been appointed as Registrar. Italy may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that if Notes in definitive form are issued in the limited circumstances described under “Description of the Notes — Definitive Notes”, and so long as the Notes are listed on the Luxembourg Stock Exchange (and the rules of the Luxembourg Stock Exchange so require), Italy will maintain a paying agent in Luxembourg. We will provide notice to the holders of the Notes of any change of the appointment of the Registrar or paying agent or in the office through which they act. Notice of any change of the appointment of the Registrar or paying agent will be published in the manner specified in “Description of the Notes — Notices” above.

TAXATION

United States Federal Income Tax Considerations

Introduction

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in Notes. The following is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly retroactively.) Except as specifically set forth herein, this discussion only addresses U.S. holders (as defined below) that purchase Notes at their issue price as part of the initial distribution and that will hold Notes as capital assets. This discussion does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, banking and other financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities or commodities that elect mark-to-market treatment, persons that are or, will hold Notes through, a partnership or other pass-through entity, persons that will hold Notes as a hedge against currency risk or as a position in a “straddle”, conversion or other integrated transaction, tax-exempt organizations or U.S. holders whose “functional currency” is not the U.S. dollar.

      In general, you will be a U.S. holder if you are an initial purchaser of a Note who is a beneficial owner of the Note and who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

•	an estate all of the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a valid election is in effect under applicable U.S. Treasury Regulations for the trust to be treated as a U.S. person.

      You should consult your tax advisor about the tax consequences of holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

          Interest and Additional Amounts on the Notes

      Payments or accruals of interest on the Notes including any amounts paid in respect of withholding taxes imposed on payments on the Notes including amounts described in the Prospectus under the caption “Description of Debt Securities — Italian Taxation; Additional Amounts” (the “Additional Amounts”) will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. For U.S. federal income tax purposes, U.S. holders will be treated as having actually received any amounts paid in respect of withholding taxes including Additional Amounts and as then having paid over the withholding tax to the taxing authorities. As a result, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. holder with respect to a payment of interest may in some circumstances be greater than the amount of cash actually received (or receivable) by the U.S. holder with respect to such payment.

          Credit for Taxes Withheld

      Subject to certain conditions and limitations, if we withhold taxes with respect to a payment of interest on a Note, you could be eligible to claim such withholding tax as a credit or deduction for purposes of computing the amount of your U.S. federal income tax liability. This credit or deduction is only available to the extent that a refund of the withholding tax is not available under a treaty. Interest income on the Notes will constitute foreign source income and generally will be considered “passive” income (or “high withholding tax interest” income if the applicable withholding tax is imposed at a rate of 5% or more) or “financial services” income for U.S. foreign tax credit purposes. The rules relating to foreign tax credits and the timing thereof are extremely complex and you should consult your own tax advisor regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to your particular situation.

          Purchase, Sale and Retirement of Notes

      When you sell or exchange a Note, or if a Note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Interest and Additional Amounts on the Notes”) and your tax basis in the Note. The gain or loss that you recognize on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20%. Any such gain will generally constitute “U.S. source income” for foreign tax credit purposes. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. Holders

      As used herein, a non-U.S. holder is a person who is not a U.S. holder. Subject to the discussion concerning information reporting and backup withholding in the Prospectus, generally a non-U.S. holder will not be subject to U.S. federal income tax on payments of interest on, or gain on the sale of, a Note, unless such holder held the Notes in connection with a United States trade or business carried on by such holder, or in the case of the sale of Notes by a non-U.S. holder who is an individual, such individual was present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

Information Reporting and Backup Withholding

      The paying agent must file information returns with the U.S. Internal Revenue Service in connection with payments made with respect to a Note to certain U.S. persons. If you are a U.S. person, you generally will not be subject to a U.S. backup withholding tax on such payments if you provide your taxpayer identification number and certain other information in the required manner to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the Notes. If you are not a U.S. person, you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements.

Italian Taxation

      The comments below are of a general nature based on current Italian law and practice. Holders of Notes who are in doubt as to their personal tax position should consult their professional advisors.

      No Italian income or other Italian taxes will be levied or applied by Italy by way of withholding, deduction or otherwise in connection with any payments by Italy of principal or interest in respect of the Notes to non-residents of Italy having no permanent establishment in Italy.

      If the Notes are held by residents of Italy acting in a business capacity, interest in respect of the Notes will be subject to a tax (currently at the rate of 12.5%) on account of applicable income tax, withheld by the authorized intermediary in Italy making the payment. If the Notes are held by residents of Italy who are individuals not acting in a business capacity, non-business partnerships (simple partnerships other than business partnerships and other organizations considered by law as business partnerships or limited partnerships), public or private entities not exercising business activities including national or local government entities, real estate investment funds, pension funds or other entities or organizations not subject to corporation income tax, the 12.5% tax shall be a final tax. If holders of Notes subject to such final tax hold the Notes through an authorized intermediary in Italy having asset management discretion over such Notes, such holders may opt to pay a final 12.5% tax levied by the intermediary on all interest, other payments and gains deriving from such management on an annual basis (the “managed savings option”). However, if holders of Notes subject to such withholding tax on account of income tax hold Notes through such an asset manager, interest, other payments and gains will be taxed as part of their overall income.

      If interest or principal is paid outside of Italy by an entity other than an authorized intermediary in Italy to residents of Italy who would otherwise be subject to the 12.5% final tax described above, holders of Notes must include the payments received in their income tax return and the payments shall be subject to a separate tax at a 12.5% rate or, at the holders’ option, to income taxes at the rates applicable to their overall income with a tax credit for taxes paid abroad.

      Non-residents of Italy having no permanent establishment in Italy will not be subject to Italian capital gains tax in respect of the disposal or the redemption of the Notes.

      Gains realized on the disposal or redemption of Notes by residents of Italy who are individuals not acting in a business capacity or by non-business partnerships and similar organizations will be subject to a final capital gains tax currently at the rate of 12.5%. This tax applies to all gains and losses realized in the relevant year and losses may be carried forward to the subsequent four years. Such holders of Notes may opt to pay capital gains tax declaring the gains in their annual income tax return or, if the Notes are deposited with an authorized intermediary in Italy, authorizing the intermediary to levy the capital gains tax (the “administered savings option”). If holders have elected for the managed savings option, gains realized will be subject to the tax applicable thereto. Instead, gains realized by residents of Italy who are individuals acting in a business capacity, partnerships, limited partnerships, corporations or permanent establishments of foreign corporations shall be subject to income or corporation taxes as part of the overall income; gains realized by investment funds will be subject to the taxes applicable thereto.

      Death duties and gift taxes no longer apply in Italy.

Proposed European Directive on the Taxation of Savings

      In extension of its conclusions arrived at on December 13, 2001, the European Union reached a political agreement on January 21, 2003 regarding proposals for a directive on the taxation of savings income that would apply to interest on bonds issued after March 1, 2001. If adopted, each Member State would be required from January 1, 2004 to provide to the tax authorities of another Member State details of interest payments, or other similar income, paid by a person within its jurisdiction to an individual resident in that other Member State, except that certain Member States, including Austria, Belgium and Luxembourg, will instead operate a withholding system for a transitional period in relation to such payments made by paying agents established in those countries. The proposed directive is not yet final and may be subject to further amendments.

UNDERWRITING

      The Underwriters named below, acting through their representatives, Goldman Sachs International, Merrill Lynch International and Salomon Smith Barney Inc., have jointly and severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement dated September 16, 1993, as amended by and adhered to by the Underwriters by means of a Pricing Agreement dated February 21, 2003 (as amended, the “Underwriting Agreement”), to purchase from Italy the principal amount of each series of the Notes set forth opposite their name below:

	Principal Amount of		Principal Amount of
Underwriter	US 2013 Notes		US 2033 Notes

Goldman Sachs International		596,667,000		596,666,000
Merrill Lynch International		596,667,000		596,667,000
Salomon Smith Barney Inc.		596,666,000		596,667,000
ABN AMRO Bank N.V.		30,000,000		30,000,000
Credit Suisse First Boston (Europe) Limited		30,000,000		30,000,000
Deutsche Bank AG London		30,000,000		30,000,000
J.P. Morgan Securities Ltd.		30,000,000		30,000,000
Lehman Brothers International (Europe)		30,000,000		30,000,000
Morgan Stanley & Co. International Limited		30,000,000		30,000,000
UBS AG, acting through its business group UBS Warburg		30,000,000		30,000,000

Total	U	S$2,000,000,000	U	S$2,000,000,000

      Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

      The Underwriters propose to offer the Notes at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain securities dealers, for the US 2013 Notes, at such price less a commission of 0.15 per cent of the principal amount of the US 2013 Notes and, for the US 2033 Notes, at such price less a commission of 0.275 per cent of the principal amount of the US 2033 Notes. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

      The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

      Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Italy except as set forth in the Underwriting Agreement.

      Each of the Underwriters has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

      The Notes may not be offered, sold or delivered and neither the Prospectus Supplement nor any other document relating to the Notes may be distributed or made available in Italy except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998 and any other applicable laws and regulations.

      Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, any of the Notes, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except in compliance with the Securities and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan.

      The Notes being offered or sold in The Netherlands shall be offered and sold under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (vrijstellingsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, promulgated under the Netherlands Securities Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees with Italy and the other Underwriters that it has not and will not publicly promote the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within The Netherlands.

      The Notes are new issues of securities with no established trading market. Italy has been advised by the Underwriters that the Underwriters intend to make a market of the Notes but are not obligated to do so and may discontinue any such market making at any time without notice.

      Application has been made to list the Notes on the Luxembourg Stock Exchange, EUROMOT (Mercato Telematico Eurobbligazioni) and MTS (Mercato Telematico Secondario all’Ingrosso dei Titoli di Stato). No assurance can be given as to the liquidity of the trading markets for the Securities.

      Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

      Certain of the Underwriters and their respective affiliates may have from time to time performed investment banking and/or commercial banking services for Italy in the ordinary course of business and may do so in the future.

OFFICIAL STATEMENTS

      Information included in this Prospectus Supplement is included as a public official statement made on the authority of Professor Domenico Siniscalco, Director General of the Ministry of Economy and Finance.

VALIDITY OF THE SECURITIES

      The validity of the Notes will be passed upon on behalf of Italy by Avv. Roberto Ulissi, Director General of the Ministry of Economy and Finance, Republic of Italy, Rome as to Italian law and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, London, England as to matters of United States law and by Studio Legale Bisconti, Rome, Italy as to matters of Italian law. All statements with respect to matters of Italian law included or incorporated by reference in this Prospectus Supplement or the Prospectus have been passed upon by Avv. Ulissi under his authority. From time to time, Skadden, Arps, Slate, Meagher & Flom LLP and Studio Legale Bisconti may render legal advice to the Ministry of Economy and Finance of Italy.

GENERAL INFORMATION

Authorization

      The terms of the US 2013 Notes have been approved by Ministerial Decree No. 017529, and the terms of the US 2033 Notes have been approved by Ministerial Decree No. 017533, each dated February 24, 2003, of the Minister of Economy and Finance as authorized by Law No. 237 of July 19, 1993.

Clearing Systems

      The US 2013 Notes have been accepted for clearance through DTC, Euroclear and Clearstream (Common Code: 016409243; Global Note ISIN: US465410BF43; CUSIP: 465410BF4). The US 2033 Notes have been accepted for clearance through DTC, Euroclear and Clearstream (Common Code: 016409294; Global Note ISIN: US465410BG26; CUSIP: 465410BG2).

Listing

      Application has been made to list the Notes on the Luxembourg Stock Exchange, EUROMOT (Mercato Telematico Eurobbligazioni) and MTS (Mercato Telematico Secondario all’Ingrosso dei Titoli di Stato).

Paying Agent

      No Luxembourg paying agent has been appointed by Italy with respect to the Notes. Italy has agreed to appoint such agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth under “Description of Notes — Definitive Notes” which is expected to be Dexia Banque Internationale à Luxembourg. Pending such appointment, Dexia Banque Internationale à Luxembourg, the Luxembourg listing agent, will act as intermediary in Luxembourg between holders of Notes and Italy.

Documents

      A copy of the fiscal agency agreement executed by Citibank, N.A. will be available for inspection at the specified office of Dexia Banque Internationale à Luxembourg.

Litigation

      Except as disclosed or incorporated by reference in this Prospectus Supplement or in the Prospectus, Italy is not involved in any litigation or arbitration proceedings which are material in the context of the issue of the Notes nor so far as it is aware are any such proceedings pending or threatened.

Material Adverse Change

      Except as disclosed or incorporated by reference in this Prospectus Supplement or in the Prospectus, there has been no adverse change in the financial condition of Italy which is material in the context of the issue of the Notes.

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PROSPECTUS

Republic of Italy

Debt Securities

and/or
Warrants to Purchase
Debt Securities

•	Up to US$6,000,000,000 or its equivalent in other currencies or a composite of other currencies.

•	The securities will be direct, unconditional and general obligations of the Republic of Italy, backed by the full faith and credit of the Republic of Italy.

•	The securities may consist of bonds, notes or other evidences of indebtedness and may be issued with or without warrants to purchase other debt instruments.

•	The securities may be exchangeable for other debt instruments issued by the Republic of Italy or by entities owned by the Republic of Italy.

•	The securities will be offered from time to time as separate issues on terms set forth in supplements to this prospectus. The terms of the securities, including the principal amount, maturity, interest rate and initial offering price will be set forth in the supplement relating to each issue of securities.

Neither the US Securities and Exchange Commission nor any state securities commission has approved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is January 22, 2003.

ABOUT THIS PROSPECTUS

      This prospectus provides you with a general description of the securities the Republic of Italy may offer. Each time the Republic of Italy sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information”.

You must not rely on unauthorized information.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the relevant prospectus supplement. You must not rely on any unauthorized information or representations.

You must comply with applicable laws.

      This prospectus and the relevant prospectus supplement are not, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. For a further description of certain restrictions of the offering and sale of the securities and the distribution of this prospectus and the relevant prospectus supplement, see “Plan of Distribution” as supplemented by information in the relevant prospectus supplement.

Special cautionary notice regarding forward-looking statements.

      This prospectus incorporates by reference, and any accompanying prospectus supplement may contain or incorporate by reference, certain forward-looking statements as defined in Section 27A of the US Securities Act of 1933, with respect to certain of the plans and objectives of the government of the Republic of Italy and to the economic, monetary and financial conditions of the Republic of Italy. Such statements incorporated by reference in this prospectus include, but are not limited to, statements in our Annual Report on Form 18-K for the year ended December 31, 2001 under the following headings: “The Italian Economy — General”, “— 2002 Developments”, “— Gross Domestic Product” and “— Principal Sectors of the Economy”, “Monetary System — Banking Regulation”, “The External Sector of the Economy — Foreign Trade” and “Public Finance — The 2002-2006 Budgetary Program”, “— Revenues and Expenditures” and “— Privatization Program.” By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

      All references in this prospectus and the prospectus supplement to “Italy” or the “Republic” are to The Republic of Italy, and all references to the “Government” are to the Government of The Republic of Italy.

USE OF PROCEEDS

      Unless otherwise indicated in the relevant prospectus supplement, the Government will use net proceeds from the sale of securities for general Government purposes, including debt management purposes.

DESCRIPTION OF DEBT SECURITIES

      The following is a brief summary of the terms and conditions of the debt securities that we may issue from time to time and the fiscal agency agreement that governs the debt securities. We have filed or will file copies of the forms of debt securities and the form of the fiscal agency as exhibits to our Registration Statement. Because this is only a summary, you should read the form of debt securities and the fiscal agency agreement in their entirety.

General

      We may issue the debt securities in one or more series, as authorized from time to time by Italy. The following terms and other specific provisions of the debt securities will be described in a prospectus supplement:

•	the designation of the securities;

•	the aggregate principal amount and any limitation on the principal amount;

•	the currency or currencies in which the securities will be denominated and in which payment will be made;

•	the authorized denominations of the securities;

•	the percentage of principal amount at which we will issue debt;

•	the maturity date of the debt securities;

•	the interest rate and the manner in which the interest rate will be determined;

•	the interest payment dates, if any, and the dates from which will interest accrue;

•	the index, price or formula which we will use to determine the amount of payment of principal, premium or interest;

•	the terms on which we will redeem or repurchase securities and any sinking fund provisions; and

•	whether the debt securities will be in bearer form, or in fully registered form, or both, and any restrictions on the exchange of one form for another.

      We will also describe in the prospectus supplement any special United States federal income tax and other considerations applicable to any debt securities which we may issue:

•	with original issue discount;

•	denominated in a currency other than U.S. dollars; or

•	with payments determined by reference to an index.

      A fiscal agent will act as our agent in connection with the debt securities. The duties of the fiscal agent will be governed by the fiscal agency agreement. The fiscal agent is our agent and is not a trustee for the holders of debt securities. The fiscal agent does not have the same responsibilities or duties to act for holders of debt securities as a trustee would. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

      We may issue debt securities at a discount, bearing no interest or bearing interest at a rate below market rates. If we issue discount securities, we will sell them at a discount below their stated principal amount. We will describe any special considerations related to discounted debt securities in the prospectus supplement for those securities.

      The prospectus supplement will specify the place and the currency for payment of principal, interest and any premium on the debt securities. Unless we specify otherwise in the prospectus supplement, we will pay interest on fully registered debt securities by mailing a check to the registered holders on the record date.

Nature of Obligation; Negative Pledge

      The debt securities will be the direct, unconditional, unsecured and general obligations of Italy. They will rank equally with all of our present and future unsecured and unsubordinated general borrowing. The full faith and credit of Italy will be pledged for the due and punctual payment of the debt securities and for the due and timely performance of all of our obligations under the debt securities. We will pay principal and interest on the debt securities out of the Ministry of Economy and Finance of Italy. We will pay amounts due on the debt securities equally and ratably with all general loan obligations of Italy.

      As long as any debt security remains outstanding, we will not create any encumbrance on our revenues or assets to secure any other indebtedness in respect of moneys borrowed by us outside of Italy, without equally and ratably securing the outstanding debt.

Italian Taxation; Additional Amounts

      Under existing Italian law, all payments of principal and interest on the debt securities, issued outside of Italy, will be exempt from any Italian taxes so long as the beneficial owner of the debt security is not resident in Italy.

      If any payment of principal or interest is not exempt from Italian tax, we will pay to you the additional amounts necessary to make the net payment you receive not less than the amount you would have received if Italian taxes had not been imposed. No additional amounts will be paid to you if:

•	You are able to avoid Italian taxes by making a declaration of non-residence or claiming an exemption from the relevant tax authority;

•	You present debt securities for payment more than 30 days after you were entitled to receive payment. This provision does not apply if you would have been entitled to receive additional amounts had you presented the debt securities for payment prior to the expiration of the 30 day period;

•	A tax applied by a Member State by way of withholding, deduction or otherwise is imposed on a payment of principal or interest to you and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of November 26-27, 2000 and January 21, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	You would have been able to avoid such withholding or deduction by presenting debt securities for payment to another Paying Agent in a Member State of the European Union.

United States Taxation

Certain United States Federal Income Tax Considerations

      The following discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly retroactively). Except as specifically set forth herein, this summary only addresses U.S. holders (as defined below) who acquire the debt securities at their issue price as part of the initial distribution and that hold the debt securities as capital assets. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, banking and other financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or foreign currencies, traders in securities or commodities that elect mark-to-market treatment, persons that are, or hold the debt securities through, partnerships or other pass-through entities, tax-exempt investors, persons holding the debt securities as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction or U.S. holders whose “functional currency” is not the U.S. dollar. Persons considering the purchase of the debt securities should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      U.S. Holders. As used herein, the term “U.S. holder” means an initial purchaser of a debt security who is a beneficial owner of a debt security and who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

•	an estate all of the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a valid election is in effect under applicable U.S. Treasury Regulations for the trust to be treated as a U.S. person.

      U.S. holders generally will be taxable upon receipt or accrual of interest and original issue discount, if any, on the debt securities and upon gains realized upon disposition of the debt securities. We will describe in the prospectus supplement any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with original issue discount, and any limitations on sales of debt securities in bearer form.

      Non-U.S. Holders. As used herein, the term “non-U.S. holder” means an initial purchaser of a debt security who is a beneficial owner of a debt security and who is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a corporation created or organized under the laws of a jurisdiction other than the U.S., any state therein or the District of Columbia;

•	an estate the income of which, from sources without the U.S. which is not effectively connected with the conduct of a trade or business within the U.S., is not includable in gross income for U.S. federal income tax purposes; or

•	any trust unless:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust; and

•	one or more U.S. persons have the authority to control all substantial decisions of the trust.

      Subject to the discussion below concerning information reporting and backup withholding, generally a non-U.S. holder will not be subject to U.S. federal income tax on payments of interest on, or on any gain on the sale of, a debt security, unless such holder held the debt security in connection with a U.S. trade or business carried on by such holder, or in the case of the sale of debt securities by a non-U.S. holder who is an individual, such individual was present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

      Information Reporting and Backup Withholding. Under current U.S. federal income tax law, as will be described further in the prospectus supplement, generally payments of interest made to, and the proceeds of sales before maturity by, certain U.S. holders will be subject to information reporting, and a “back-up” withholding tax, if such persons fail to supply correct taxpayer identification numbers and certain other information in the required manner. Payments of interest received by non-U.S. holders generally would be exempt from these reporting requirements, but such non-U.S. holders may be required to comply with certification and identification procedures in order to prove their exemption from the reporting requirements and from backup withholding with respect to payments of interest.

      The payment of proceeds of the disposition of debt securities by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Information reporting (but not backup withholding) may apply to such a holder who sells a beneficial interest in debt securities through a non-U.S. branch of a U.S. broker, or through a non-U.S. office of a U.S. person, unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder’s status as a non-U.S. holder.

      The U.S. federal income tax consequences of the acquisition, ownership and disposition of each issuance of the debt securities under this Prospectus will be further described in relevant prospectus supplement.

Default; Acceleration of Maturity

      The principal of any series of debt security may be declared to be due and payable if any of the following events occur:

•	We default in any payment of principal, premium or interest on any series of debt securities and the default continues for a period of more than 30 days after the due date.

•	We fail to perform or observe any other obligation under any series of debt securities and the default continues for a period of 60 days following written notice to us of the default by any holder. If the default is not capable of remedy, no notice is required.

•	Any other external indebtedness becomes due and payable prior to its stated maturity by reason of default.

•	Any other external indebtedness is not paid at its maturity as extended by any applicable grace period.

•	Italy shall declare a general moratorium on the payment of any external indebtedness.

      For debt securities issued at a discount, the amount of principal accelerated will be set forth in the prospectus supplement. Principal may be declared due and payable if a holder gives a written demand to us and the fiscal agent, unless we have cured all defaults prior to receipt of the demand. We are not required to furnish any periodic evidence of the absence of defaults. A default in one series of debt securities will not constitute a default in another series of debt securities, or permit the acceleration of the maturity of another series of debt securities, unless the maturity of the other series of debt securities is accelerated.

Redemption

      A series of debt securities may provide for mandatory redemption by us or at our election. If we redeem debt securities under a mandatory redemption provision, we will give not more than 60 days’ nor less than 30 days’ notice of redemption. If we are not redeeming all of the debt securities in a series, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, we will publish a notice of redemption at least twice prior to the redemption date. We will publish the notice in a newspaper printed in the English language with general circulation in Europe. We will also publish notice of redemption in any other place set forth in the debt securities. We will also mail notice of redemption to holders of registered debt securities of the series, and to those holders of bearer debt securities of the series who have registered the principal of their debt securities. We will mail the notice to the holders’ last addresses as they appear on the register for the debt securities of such series.

Amendments

      We may modify, amend or supplement the terms of a series of debt securities and the fiscal agency agreement to the extent it affects a series of debt securities. A modification to the terms of a series of debt securities must be approved by the affirmative vote of the holders of 66 2/3 per cent in aggregate principal amount of the series then outstanding at a meeting duly called and held. Alternatively, the holders of 66 2/3 per cent in aggregate principal amount of the series then outstanding may modify the terms of the series by written consent. The debt securities may set forth a different percentage required to modify or amend the terms of a series.

      We may not make any of the following modifications or amendments to the terms of a series of debt securities without the approval of all affected holders of the series:

•	change the due date for the payment of the principal, premium or any installment of interest on any debt security of the series;

•	reduce the principal amount of any debt security of the series;

•	reduce the portion of the principal amount which is payable upon acceleration of the maturity of the debt security;

•	reduce the interest rate on the debt security or the premium payable upon redemption of the debt security;

•	change the currency in which interest, premium or principal will be paid or places at which interest, premium or principal of the series of debt securities is payable;

•	shorten the period during which we are not permitted to redeem the series of debt securities, or permit us to reduce the series of debt securities if, prior to such action, we are not permitted to do so;

•	reduce the proportion of the principal amount of the debt securities of the series whose vote or consent is necessary to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the series of debt securities;

•	reduce the proportion of the principal amount of the debt securities of the series whose vote or consent is necessary to make, take any action provided to be made in the fiscal agency agreement or the terms and conditions of the debt securities; or

•	change the obligation of Italy to pay additional amounts.

      We may amend the fiscal agency agreement or the terms of the debt securities without the vote or consent of any holders of debt securities for the following purposes:

•	adding to the our covenants for the benefit of the holders of debt securities;

•	surrendering any right or power conferred upon us;

•	securing the debt securities;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities or the fiscal agency agreement; or

•	amending the fiscal agency agreement or any series of debt securities in any manner which we and the fiscal agent may determine and which is not inconsistent with the series of debt securities and does not adversely affect the interest of any holder of debt securities.

Governing Law; Consent to Service

      The debt securities will be governed by and construed in accordance with the laws of the State of New York. Matters required to be governed by the laws of the Republic of Italy, including authorizations and execution will be governed by the laws of the Republic of Italy.

      We will appoint the Honorable Ferdinando Salleo, our Ambassador to the United States, 3000 Whitehaven Street, N.W., Washington, D.C. 20008, and his successor or, in each case, his Chargé d’Affaires ad interim, acting in the absence of the Ambassador, as our authorized agent in the United States. Process may be served on our authorized agent in any action arising out of or based on the debt securities which may be instituted in any State or Federal court in The City of New York by the holder of any debt security. We will irrevocably submit to the jurisdiction of any such court in respect of any such action. Italy will waive irrevocably any immunity to service of process and any obligation to venue in any action which may be instituted in any such court or (except as to venue) in any competent court in the Republic of Italy to the fullest extent permitted by Italian law. The appointment of our authorized agent will be irrevocable until all principal, premium and interest, due and to become due on the debt securities has been provided to the fiscal agent. If for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, we will appoint another person in Washington, D.C. or The City of New York as our authorized agent. In addition, a holder of any debt security may institute an action arising out of or based on the debt securities in any competent court in the Republic of Italy. We will irrevocably waive to the fullest extent permitted by Italian law any immunity from jurisdiction to which we might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt security in any State or Federal court in The City of New York or in any competent court in the Republic of Italy. The appointment and the waiver of immunity does not include actions brought under the United States Federal securities laws. If we did not waive immunity, it would not be possible to obtain a United States judgment in an action against Italy unless a court were to determine that we were not entitled under the Immunities Act to sovereign immunity with respect to the action.

DESCRIPTION OF WARRANTS

      The following is a brief summary of the terms and conditions of the warrants which we may issue from time to time and the warrant agreement which governs the warrants. We have filed or will file copies of the forms of warrants and the form of the warrant agreement as exhibits to our Registration Statement. Because this is only a summary, you should read the form of warrant and the warrant agreement in their entirety.

General

      We may issue warrants for the purchase of debt securities, either together with debt securities offered by any prospectus supplement or separately. We will issue each series of warrants under a warrant agreement which we will enter into with a bank or trust company, as warrant agent. We will set out the terms of the warrants in the prospectus supplement relating to a particular issue of warrants. The prospectus supplement relating to a series of warrants will set forth:

•	the terms of the debt securities which you may purchase upon exercise of the warrants;

•	the principal amount of debt securities which you may purchase upon exercise of one warrant;

•	the exercise price of each warrant;

•	the procedures for, and conditions to, exercising a warrant and for purchasing debt securities;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions we may terminate or cancel the warrants;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	whether the warrants represented by warrant certificates will be issued in registered or bearer form;

•	whether warrants issued in registered or bearer form will be exchangeable between forms, and, if registered, where they may be transferred and registered; and

•	other specific provisions.

Governing Law; Consent to Service

      The warrants will be governed by and construed in accordance with the laws of the State of New York. Matters required to be governed by the laws of Italy, including authorization and execution, will be governed by the laws of Italy. We will appoint a warrant agent as our authorized agent in the United States. Process may be served on the warrant agent in any action arising out of or based on the warrants which may be instituted in any State or Federal court in The City of New York by the holder of any warrant. We will waive irrevocably to the fullest extent permitted by Italian law any immunity from jurisdiction to which we might otherwise be entitled in any action arising out of or based on the warrants which may be instituted by the holder of any warrant in any State or Federal court in The City of New York. We also waive immunity to the fullest extent permitted by Italian law from jurisdiction in any competent court in the Republic of Italy. The appointment of an authorized agent and the waiver of immunity does not include actions brought under the United States Federal securities laws. If we had not waived immunity, it would not be possible to obtain a United States judgment in an action arising out of the warrants against us unless a court were to determine that we were not entitled under the Immunities Act to sovereign immunity with respect to the action.

United States Taxation

      We will set forth in the relevant prospectus supplement information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants. This information will include possible original issue discount on debt securities issued with Warrants.

PLAN OF DISTRIBUTION

      We may sell securities to or through underwriters. We may also sell securities directly to other purchasers or through agents. These firms may also act as agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters in connection with the securities offered by the prospectus supplement.

      The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices which we may change;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      In connection with the sale of securities, we may pay compensation to underwriters. Underwriters who act as agents for purchasers of securities may also receive compensation from the purchasers in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers. The dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the U.S. Securities Act of 1933. Any discount or commissions received by underwriters, dealers and agents from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions. We will identify any underwriter or agent, and describe any compensation received from us in the prospectus supplement.

      The securities will be a new issue of securities with no established trading market. Underwriters and agents that we sell securities to for public offering and sale may make a market in the securities. However, the underwriters and agents will not be obligated to make a market in the securities and may discontinue any market making at any time without notice. We cannot assure you that there will be a liquid trading market for the securities.

      We may enter into agreements with underwriters, dealers and agents who participate in the distribution of securities. These agreements may entitle the underwriters, dealers and agents to indemnification by us against certain liabilities, including liabilities under the Securities Act.

      We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us under contracts which provide for payment and delivery on a future date. We will describe these arrangements in the prospectus supplement. The underwriters may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. We must approve the institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in connection with the validity or performance of these contracts.

OFFICIAL STATEMENTS

      Information included in this prospectus which is identified as being derived from a publication of Italy or one of its agencies or instrumentalities is included in this prospectus as a public official document of Italy. All other information in this prospectus and in the Registration Statement is included as a public official statement and has been reviewed by Professor Domenico Siniscalco, Director General of the Ministry of Economy and Finance of Italy, in his official capacity, and is included herein on his authority. With respect to matters of Italian law, see “Validity of the Securities.”

VALIDITY OF THE SECURITIES

      Except as may otherwise be indicated in any Prospectus Supplement, the validity of each series of securities will be passed upon on behalf of Italy by Avv. Roberto Ulissi, Director General of the Ministry of Economy and Finance of Italy as to Italian law, and on behalf of the underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP, as to matters of United States law. All statements with respect to matters of Italian law included or incorporated by reference in this prospectus have been passed upon by Avv. Ulissi and are made upon his authority. Certain legal matters will be passed upon for the underwriters as to United States law and Italian law by counsel to the underwriters named in the applicable Prospectus Supplement. From time to time, Skadden, Arps, Slate, Meagher & Flom LLP may render legal advice to the Ministry of Economy and Finance of Italy.

AUTHORIZED REPRESENTATIVE

      The Authorized Representative of Italy in the United States is the Honorable Ferdinando Salleo, Italian Ambassador to the United States, whose address is 3000 Whitehaven Street, N.W., Washington, D.C. 20008.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a Registration Statement that Italy filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus does not contain all of the information provided in the Registration Statement. For further information, you should refer to the Registration Statement.

      Italy files annual reports and other information with the SEC relating to the securities. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C. or at the SEC’s regional offices:

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

The Woolworth Building
233 Broadway
New York, New York 10279

500 West Madison Street, Suite 1400
Chicago, Illinois 60661-2511

      Please call the SEC at 1-800-SEC-0330 for further information. In addition, the Commission maintains an Internet site that contains reports, statements and other information regarding issuers that file electronically with the Commission. The address of the Commission’s site is www.sec.gov.

      The Republic of Italy also maintains various Internet sites that contain detailed information regarding Italy and its government, economy and fiscal affairs. Such Internet sites include: (i) www.tesoro.it (Ministry of Economy and Finance); (ii) www.bancaditalia.it (Bank of Italy) and (iii) www.istat.it (ISTAT).

      The SEC allows Italy to incorporate by reference some information that Italy files with the SEC. Incorporated documents are considered part of this prospectus. Italy can disclose important information to you by referring you to those documents. Information that Italy later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Italy’s Annual Report on Form 18-K for the year ended December 31, 2001; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and before all of the securities are sold.

      Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:

Director General of Public Debt
Ministry of Economy and Finance
Direzione IV
Via XX Septembre, 97
00187 Rome, Italy
Telephone: 3906 481 4985
Facsimile: 3906 4890 7373

      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of Italy’s Annual Report on Form 18-K, this prospectus and any prospectus supplement or pricing supplement at the office of the listing agent for the securities in Luxembourg. Italy has initially appointed Dexia Banque Internationale à Luxembourg as its Luxembourg listing agent.

      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, if there is a material change to the terms and conditions of the securities or in the economic affairs of Italy that is not reflected in any of the documents relating to the securities, Italy will amend the applicable prospectus supplement relating to the securities or incorporate new or updated documents in the manner discussed above.

ISSUER

Republic of Italy

Ministry of Economy and Finance
Via XX Settembre 97
00187 Rome
Italy

LEGAL ADVISER TO THE REPUBLIC OF ITALY

Avv. Roberto Ulissi

Head of Legal Affairs Directorate, Department of Treasury
Ministry of Economy and Finance
Via XX Settembre 97
00187 Rome
Italy

LEGAL ADVISERS TO THE UNDERWRITERS

as to United States law Skadden, Arps, Slate, Meagher & Flom LLP One Canada Square Canary Wharf London E14 5DS England	as to Italian law Studio Legale Bisconti Via Bissolati 76 00187 Rome Italy

LISTING AND INTERMEDIARY AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch
L-2953 Luxembourg

FISCAL AGENT, PAYING AGENT AND REGISTRAR

Citibank, N.A.

5 Carmelite Street
London EC4Y 0PA
England

Republic of Italy

US$2,000,000,000 4.375% Notes due 2013

US$2,000,000,000 5.375% Notes due 2033

PROSPECTUS SUPPLEMENT

February 21, 2003

Goldman Sachs International	Merrill Lynch & Co.	Salomon Smith Barney

ABN AMRO	Credit Suisse First Boston

Deutsche Bank	JPMorgan

Lehman Brothers	Morgan Stanley
UBS Warburg